Exhibit 99.1

Beazer Homes Announces Agreement to Acquire Venture Homes in Atlanta,

Releases Preliminary Fiscal Third Quarter Results and

Provides Outlook for Fiscal Years 2018 and 2019

ATLANTA, July 10, 2018 – Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced it had entered into an agreement to acquire Venture Homes, a leading private homebuilder in Atlanta, for approximately $65 million.

Venture Homes was founded by CEO and President Robert White Sr. in 1984, and has delivered more than 6,000 homes during its 34 year history. Over the last 12 months, Venture Homes generated $69.9 million of homebuilding revenue from 277 closings with an average selling price of $252.2 thousand.

The Venture assets to be acquired by Beazer include more than 1,000 lots located in 9 active communities and 18 future communities principally serving first time and first move-up homebuyers. The transaction also includes substantial construction work in process as well as 51 homes in backlog. The unique benefits of the transaction include:

•	Similar customer focus. Venture’s customer positioning is well-aligned with Beazer’s commitment to provide extraordinary value at an affordable price to homebuyers. The Company will be able to provide its Mortgage Choice, Choice Plan and Energy Efficiency advantages to a larger group of home buyers

•	Increased scale in an existing market. On a combined basis, Beazer and Venture have closed nearly 500 homes in Atlanta over the last 12 months, which ranks among the top 10 builders in the market. This added scale will create opportunities with, and for, trade partners, current and prospective employees and land sellers

•	Compelling land acquisition leading to earnings and ROA growth. The transaction represents a rare opportunity to acquire a portfolio of performing communities and future land assets at an attractive price. This results in a faster improvement in both earnings and return on assets than would be possible solely from land purchases

•	No increase in debt from transaction. The transaction was funded from available cash and resulted in no increase in debt

“This acquisition allows us to accelerate our growth in Atlanta, a highly desirable market supported by robust job growth, solid affordability and favorable supply dynamics,” said Allan Merrill, President and CEO of Beazer Homes. “In addition to adding new and future communities, we are pleased to welcome our new colleagues who will enable us to pursue further growth in the Atlanta market in the years ahead.”

Venture Homes Founder, CEO and President, Robert White Sr. stated, “While we received proposals from a number of other builders, Beazer Homes’ culture and commitment to delivering both a quality experience for buyers and opportunities for employees most closely aligned with our values. We’re excited about the opportunities that this combination creates for both our customers and our employees.”

The parties expect the transaction to close promptly upon the satisfaction of customary closing conditions.

Preliminary Fiscal 2018 Third Quarter Results

In connection with the Venture acquisition, Beazer also pre-released the following preliminary results for its fiscal 2018 third quarter:

•	Homebuilding revenue of $507.0 million, provided by 1,391 home closings and an average selling price of $364.5 thousand

•	New home orders of 1,450, based on an average community count of 157 and sales per community per month of 3.1

•	Dollar value of backlog of $920.7 million, resulting from 2,371 homes in backlog and with an average price of $388.3 thousand

The Company will announce its final results for the fiscal 2018 third quarter when it issues its earnings release after market close on July 26, 2018, followed by a 5 P.M. (ET) conference call.

Fiscal 2018 and 2019 Outlook

In addition, the Company stated today that based on the continued strength of its year-to-date results and the favorable supply and demand environment for new homes in its markets, Beazer Homes is providing the following guidance for the remainder of fiscal 2018:

•	Achievement of the Company’s long-stated “2B-10” goals, including both its revenue and Adjusted EBITDA targets

•	Retirement of the Company’s 2019 senior notes, which have a remaining principal balance of $96.4 million

Further, in light of the positive factors noted above and the contributions anticipated from the newly acquired Venture communities, the Company also announced today its expectations with respect to fiscal 2019:

•	Earnings per share above $2.50

•	Double-digit growth in Adjusted EBITDA

•	Further reductions in outstanding debt

The Company will provide additional commentary on these expectations during its third quarter earnings call.

About Beazer Homes

Headquartered in Atlanta, Beazer Homes is one of the country’s largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company offers homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, including expectations regarding the impact of the Venture Homes acquisition on our operating results, guidance concerning the remainder of fiscal 2018 and expectations regarding our performance in fiscal 2019. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as additional asset impairment charges or writedowns; (v) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vii) a substantial increase in mortgage interest rates, increased disruption in the availability of mortgage financing, the recent change in tax laws regarding the deductibility of mortgage interest for tax purposes or an increased number of foreclosures; (viii) government actions, policies, programs and regulations directed at or affecting the housing market (including the Tax Cuts and Jobs Act, the Dodd-Frank Act and the tax benefits associated with purchasing and owning a home); (ix) changes in existing tax laws or enacted corporate income tax rates, including pursuant to the Tax Cuts and Jobs Act; (x) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (xi) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (xii) increased competition or delays in reacting to changing consumer preferences in home design; (xiii) weather conditions or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiv) estimates related to the potential recoverability of our deferred tax assets; (xv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xvi) the results of litigation or government proceedings and fulfillment of any related obligations; (xvii) the impact of construction defect and home warranty claims, including water intrusion issues in Florida; (xviii) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xix) the performance of our unconsolidated entities and our unconsolidated entity partners; (xx) the impact of information technology failures or data security breaches; (xxi) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; (xxii) the impact on homebuilding in key markets of governmental regulations limiting the availability of water; (xxiii) the failure to close the acquisition of Venture Homes or realize the anticipated benefits of the transaction within the time period currently expected (or at all) for any reason; (xxiv) the risk that the integration of Venture Homes’ operations into our own will be materially delayed or will be more costly or difficult than expected; or (xxv) the effect of the announcement of the acquisition on our business or the business of Venture Homes.

Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors that may impact the accuracy of the forward-looking statements in this release emerge from time-to-time, and it is not possible for management to predict all such factors. Please refer to the risk factors described in our most recent annual report on Form 10-K for a more detailed discussion of risks that may affect our business.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg

Vice President, Treasurer and Investor Relations

770-829-3700

investor.relations@beazer.com